UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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HOLLYFRONTIER CORPORATION

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HOLLYFRONTIER CORPORATION
Annual Meeting of Stockholders
May 10, 2012

Supplemental Information Regarding Proposal No. 2
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
HOLLYFRONTIER CORPORATION’S NAMED EXECUTIVE OFFICERS

At the 2012 HollyFrontier Corporation (the “Company”, “us”, “we” or “our”) Annual Meeting of Stockholders, stockholders are being asked to vote to approve, on an advisory basis, the compensation of our named executive officers. We periodically review our compensation programs and policies to make changes to align our compensation policies with good governance practices. Most recently, this review resulted in new change-in-control agreements for our Chief Executive Officer and Chief Financial Officer that eliminated single-trigger provisions and contained only the limited tax reimbursement provisions that were in their prior agreements. In light of criticism we have received for continuing such tax reimbursement provisions, effective May 10, 2012, we have amended the new change-in-control agreements with our Chief Executive Officer and Chief Financial Officer to delete the tax reimbursement provisions in their entirety.

Our Board of Directors has unanimously recommended that our stockholders vote “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers. In light of the amendments to the change-in-control agreements, we ask for your support on the Board of Directors’ recommendation.